Exhibit 10.36

SEARS, ROEBUCK AND CO.

3333 BEVERLY ROAD

HOFFMAN ESTATES, IL 60179

Greg A. Lee
Senior Vice President
Human Resources
847-286-0558
Fax 847-286-3258

October 4, 2002

Ms. Janine M. Bousquette
1070 Somera Road
Los Angeles, CA 90077

Dear Janine,

This letter will confirm our offer of employment to join Sears, Roebuck and Co. as Executive Vice President, Marketing, reporting to Alan J. Lacy, Chairman and CEO, Sears, Roebuck and Co. Your start date will be November 1.

Your compensation package will consist of the following:

•	Annual base salary of $500,000, with periodic increases based upon performance.

•	Sign-on bonus of $100,000, less applicable withholding taxes and any legal deductions.

•	Participation in the Sears Annual Incentive Plan. Your annual incentive opportunity will equate to a bonus target equal to 85% of base salary, amounting to $425,000 on an annualized basis. The annual incentive performance objective for your position may be based on a combination of earnings per share as well as other relevant strategic or operational goals. Any incentive earned will be paid by March 15 of the year following the end of the performance cycle.

•	For the 2002 incentive payable in 2003, we will guarantee you a minimum Annual Incentive award of 50% of your annual bonus target. You will receive the calculated award if this result exceeds the guarantee amount.

•	50,000 non-qualified stock options that will vest in three equal annual installments from the date of grant. You will be eligible for future annual stock option grants commensurate with your position.

–	16,666 options will vest one year from the date of grant

–	16,666 options will vest two years from the date of grant

–	16,668 options will vest three years from the date of grant

•	40,000 shares of restricted stock that will cliff vest three years from the date of the grant.

•	25,000 performance shares granted as part of the Sears Long-Term Performance Incentive Program (LTPIP). The Sears Board of Directors has approved the terms and provisions of the LTPIP, which is designed to reward senior-level executives for achievement of specified goals.

•	You will participate in all retirement and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms of those programs.

•	Pension will commence at your employment date. A service enhancement to your pension benefit will be provided through a non-qualified pension plan. The service enhancement will be accrued to you as a 2-year-for-1-year service credit during your first ten years of employment with Sears, resulting in 20 years of credited service at the end of the ten-year period. Your pension benefit will vest after five years of continuous service with Sears.

•	You will be eligible for relocation assistance benefits that are typically provided to an executive at your level and in accordance with the terms of the relocation program, including:

•	Moving expenses, including a fine art mover and partial load from New York

•	Temporary executive housing

•	Temporary rental car, until your car is delivered

•	Any temporary storage that is required will be in a climate-controlled environment

•	Regarding the sale of your current residence, you have the opportunity to accept a Sears offer on your home or to sell your home independently. If you choose to sell your home independently, Sears will cover the selling costs. You can accept the Sears offer at any time within a six-month period after the offer is made.

•	All closing costs on new home

•	Transportation and lodging, as necessary to facilitate selling and moving

•	You will be asked to sign an Executive Severance / Non-Compete Agreement and an Executive Non-Disclosure and Non-Solicitation of Employees Agreement as a condition of your participation in the Long-Term Performance Incentive Program. If you are involuntarily terminated from Sears for any reason other than cause, death, total and permanent disability, resignation, or retirement after age 65, you will receive two years of pay continuation (i.e., base salary and target annual bonus). If you are terminated following a change-in-control, you will receive the aforementioned severance benefit in an undiscounted lump-sum payment. In consideration for these severance terms, you agree not to disclose confidential information and not to solicit employees. You would also agree not to aid, assist or render services for any ‘Competitor’ (as defined in the agreement) for one year following termination of employment. Should you be involuntarily terminated for a reason other than for Cause (as defined in the agreement) before the first anniversary of your service with Sears, the following would occur:

–	The 40,000 shares of restricted stock granted to you at the time of your hire would fully vest at the end of your two-year severance period.

–	You would receive a cash payment within 30 days of the end of the two-year salary continuation period equivalent in value to the product of the 16,668 options that would not otherwise vest during the salary continuation period times the option ‘spread’ (the positive difference between the fair market value on the last day of the salary continuation period and the exercise price of the option grant).

•	The above is contingent upon approval by the Compensation Committee of the Sears, Roebuck and Co. Board of Directors and your satisfactorily passing a pre-employment drug test.

Sincerely,

/s/Greg A. Lee

cc:  Alan J. Lacy

Accepted:	/s/Janine Bousquette	Date: 10/11/02